Exhibit 99.1

Hi there Bitmine stockholders and community.

I’m in Las Vegas right now preparing for our stockholders meeting on January 15th, Thursday. But this video is asking you to cast your vote in favor of proposal two if you haven’t done it yet.

Proposal two is increasing the authorized shares of Bitmine because if we don’t do this, Bitmine’s soon going to run out of shares to issue to purchase.

We won’t have any shares available to do any potential mergers or acquisitions, and it’s going to take a lot of time for us to wage another campaign requesting investors support a stockholder increase. The reason why this is all so complicated, as I’ve mentioned in our previous videos and on x.com, is that we need 50.1% of all stockholders to approve this.

That’s a big ask because we have more than 500,000 stockholders. So here’s my ask. If you haven’t cast your vote yet, please cast your vote. You can do it by phone, by calling your broker or Alliance Advisors. You can do it by text if you’ve received a text. You can do it by internet if you’ve got an internet link.

But we would ask you to cast your vote before the deadline, which is January 14th, 11:59 PM Eastern Time. Thank you. And if you’re in Vegas, hope to see you there.